Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of One and one Green Technologies. INC (the “Company”) of our report dated April 27, 2026, relating to our audits of the consolidated balance sheets of the Company as of December 31, 2025, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes, appearing in the Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC

Houston, Texas

May 18, 2026